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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                               MGPX VENTURES, INC.


     MGPX VENTURES, INC., a Nevada corporation (the "Corporation"), does hereby certify that:

I. The Articles of Incorporation of the Corporation shall be amended by revising Articles First and Fourth to read in full as follows:

          "FIRST: The name of said corporation shall be CONTANGO OIL & GAS COMPANY.

          FOURTH: The maximum number of shares of all classes which the corporation is authorized to have outstanding is fifty million one hundred twenty five thousand (50,125,000) shares, consisting of fifty million (50,000,000) shares of Common Stock, all par value $0.04, and one hundred twenty five thousand (125,000) shares of Preferred Stock, all par value $0.04. The holders of Preferred Stock shall have such rights, preferences, and privileges as may be determined, prior to the issuance of such shares, by the Board of Directors."

I. The foregoing amendment has been duly authorized and approved by the Board of Directors of the Corporation.

I. The foregoing amendment has been duly adopted and approved by a vote of the stockholders holding a majority of the Corporation's outstanding stock entitled to vote at an annual shareholder's meeting in accordance with NRS 78.320.

Date:  September 28, 1999

                                       MGPX VENTURES, INC.


                                       By:     /s/ Kenneth R. Peak
                                           -------------------------------------
                                                     President


                                       By:     /s/ Kenneth R. Peak
                                           -------------------------------------
                                                     Secretary